Exhibit 5.1

August 2, 2023

Gibraltar Industries, Inc. 3556 Lake Shore Road PO Box 2028 Buffalo, New York 14219-0228

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gibraltar Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 550,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be issued by the Company pursuant to awards under the Gibraltar Industries, Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”), which are in addition to the 1,000,000 Common Stock that may be issued by the Company pursuant to awards under the 2018 Plan that were previously so registered.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be offered by the Company under the 2018 Plan pursuant to the Registration Statement are duly authorized and, when issued, delivered and sold by the Company in accordance with the 2018 Plan and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506